Exhibit 99.1

                 RAMTRON LICENSES FRAM MEMORY TECHNOLOGY
                        TO SAMSUNG ELECTRONICS

               Industry momentum growing for next generation
                         computer memory device

COLORADO SPRINGS, CO, January 7, 1997 - U.S. semiconductor maker Ramtron International Corporation (Nasdaq:RMTR) announced today that Samsung Electronics has become the fifth major semiconductor firm to license Ramtron's breakthrough ferroelectric random access memory (FRAM (registered trademark)) technology. Samsung joins Hitachi Ltd., Rohm Company Ltd., Toshiba Corporation, and Fujitsu Ltd. on the list of companies pursuing next generation FRAM memories through Ramtron's technology and intellectual property. FRAM memories are high performance, low power semiconductors that retain data even after power has been lost or removed. These advantages in aggregate have not historically been available in a single memory device.

Under the terms of the multi-million dollar agreement, Ramtron has granted Samsung Electronics a nonexclusive license to Ramtron's FRAM memory technology in exchange for certain licensing and royalty considerations. Specific terms of the agreement were not disclosed.

"We are very pleased to have a leading company like Samsung participate in the establishment and growth of our FRAM technology in the marketplace," commented
L. David Sikes, Ramtron's chairman and CEO. "The representation of FRAM technology in the industry has now expanded to the global playing field. Our strategy going forward is to continue to expand the presence of FRAM memory through additional strategic partnerships to further secure its future as a mainstream next generation memory device." Sikes added.

FRAM memory is targeted for use in many current consumer electronics applications as well as a range of new products created by the rapid shift to down-sized, portable electronic devices such as multi-media systems, communication products, and other rapidly growing portable-application areas.

Ramtron International Corporation is a leading developer and supplier of specialty memories including proprietary FRAM products that retain information without power and ultra-high performance EDRAMs. Ramtron holds 87 international and U.S. patents covering its proprietary technologies and products, and has more than 91 additional patent applications filed.

For more information about Ramtron and its products, contact: Communications Department, Ramtron International Corporation, 1850 Ramtron Drive, Colorado Springs, Colorado, USA, 80921. Telephone is 800-545-FRAM; fax is 719-481-9294; E-mail address is info@ramtron.com. Homepage is http://www.csn.net/ramtron.

FRAM is a registered trademark of Ramtron International Corporation.